Exhibit 99.2

[ON TOM HOAGLIN’S HUNTINGTON BANCSHARES INCORPORATED LETTERHEAD]

February 3, 2005

James W. Nelson

[address]

Re:       Payment Upon Termination of Employment

Dear Jim:

This letter confirms Huntington Bancshares Incorporated’s (hereinafter “Huntington”) offer to compensate you in the event your employment is terminated by Huntington or you and Huntington mutually agree to end your employment, in either case without cause, on or prior to November 8, 2006. As we have discussed, in order to help ensure a smooth transition into new employment, Huntington has agreed to provide you with the following payment under either of these circumstances.

Huntington agrees to pay you a lump sum payment equal to the sum of (1) two times your base salary at the time of termination plus (2) two times your target Management Incentive Plan (MIP) payment amount at the time of termination, minus all applicable withholdings and deductions. This amount will be paid to you within thirty (30) days of your last day of employment with Huntington.

As previously noted, this payment will be made in the event your employment is terminated by Huntington or you and Huntington mutually agree to end your employment, in either case without cause, on or prior to November 8, 2006. For purposes of this Agreement, the term “Cause” is defined to be identical to the definition contained in your Executive Agreement. Please note that if a “Change of Control” (as defined in the Executive Agreement) of the Corporation occurs on or prior to November 8, 2006, your eligibility for benefits under this Agreement will cease, and your right to benefits upon termination of employment will be governed solely by your Executive Agreement. Please also note that nothing in this Agreement alters or changes your at-will employment status with Huntington.

James W. Nelson

February 3, 2005

I believe that the above information accurately reflects the agreement we reached regarding this payment. If you agree, please sign below acknowledging your agreement and acceptance of these payment terms.

Sincerely,

/s/ Thomas E. Hoaglin
Thomas E. Hoaglin
Chairman, President and
Chief Executive Officer

I agree that I have read this letter in its entirety, fully understand it, and am in full accord and agreement with the terms contained herein.

February 14, 2005	/s/ James W. Nelson
Date	James W. Nelson